Exhibit 10.39

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of March 16, 2017 (the “Effective Date”), by and between MOLECULAR TEMPLATES, INC., a Delaware corporation (the “Company”), and THRESHOLD PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in that certain Agreement and Plan of Merger and Reorganization, dated of even date herewith (the “Merger Agreement”), by and among the Company, Purchaser and Trojan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser.

RECITAL

To provide the Company with additional resources to conduct its business and to consummate the Merger, Purchaser is willing to provide a bridge loan to the Company in one or more disbursements up to an aggregate principal amount of $4,000,000 subject to the conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and Purchaser, intending to be legally bound, hereby agree as follows:

1. AMOUNT AND TERMS OF THE LOAN. Subject to the terms of this Agreement, Purchaser agrees to lend to the Company at each Closing (as hereinafter defined) the amount set forth on the Schedule of Notes attached hereto (each, a “Loan Amount” and collectively, the “Loan”) in the aggregate principal amount of up to $4,000,000 for all Closings, against the issuance and delivery by the Company of a promissory note or notes for such Loan Amount(s), in substantially the form attached hereto as EXHIBIT A (each, a “Note” and collectively, the “Notes”).

2. THE CLOSING(S).

2.1 Initial Closing. The initial sale and purchase of the Notes, which shall be for a principal amount of $2,000,000 (the “Initial Closing”) shall be held at the Company’s offices on the third Business Day following the Effective Date or at such other place and time as the Company and Purchaser may mutually agree.

2.2 Additional Closings. The Company may, upon the mutual agreement of the Company and Purchaser, sell one or more additional Notes in the aggregate principal amount of up to $2,000,000 (each an “Additional Closing” and collectively with the Initial Closing, the “Closings”) to Purchaser on or before May 31, 2017. All such sales at such Additional Closing shall be made on the terms and conditions set forth in this Agreement. The Schedule of Notes to this Agreement may be amended by the Company without the consent of Purchaser to reflect the issuance of additional Notes pursuant to any Additional Closing. Any Notes sold pursuant to this Section 2.2 shall be deemed to be “Notes” for all purposes under this Agreement.

2.3 Delivery. At each Closing (i) Purchaser shall deliver to the Company a check or wire transfer funds in the amount of the Loan Amount; and (ii) the Company shall issue and deliver to Purchaser a Note in favor of Purchaser payable in the principal amount of Purchaser’s Loan Amount.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to Purchaser as follows:

3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Corporate Power. The Company will have at the Closing all requisite corporate power to execute and deliver this Agreement and to issue each Note (collectively, the “Loan Documents”) and to carry out and perform its obligations under the terms of this Agreement and under the terms of each Note. The Company’s Board of Directors has approved the Loan Documents.

3.3 Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder has been taken. This Agreement and the Notes, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

3.4 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Notes or the consummation of any other transaction hereunder shall have been obtained and will be effective at the Closing.

3.5 Offering. Assuming the accuracy of the representations and warranties of Purchaser contained in Section 4 hereof, the offer, issue, and sale of the Notes are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

3.6 Use of Proceeds. The Company shall use the proceeds of the Loan solely for the operations of its business and the payment of fees, costs and expenses in connection with the Merger.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Corporate Power. Purchaser will have at the Closing all requisite corporate power to execute and deliver each Loan Document to which it is party and to carry out and perform its obligations under the terms of such Loan Documents. The Board of Directors of Purchaser has approved the Loan Documents.

4.3 Authorization. All corporate action on the part of Purchaser, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by Purchaser and the performance of Purchaser’s obligations hereunder has been taken. This Agreement, when executed and delivered by Purchaser, shall constitute a valid and binding obligation of Purchaser enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

4.4 Purchase for Own Account. Purchaser represents that it is acquiring the Notes solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Notes or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

4.5 Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in Section 3, Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Notes, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and to obtain any additional information necessary to verify the accuracy of the information given Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.6 Ability to Bear Economic Risk. Purchaser acknowledges that investment in the Notes involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Notes for an indefinite period of time and to suffer a complete loss of its investment.

4.7 Accredited Investor Status. Purchaser is an “accredited investor” as such term is defined in Rule 501 under the Act.

5. MISCELLANEOUS

5.1 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between the Company and Purchaser arising out of or relating to this Agreement: (a) each of the Company and Purchaser irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, neither the Company nor Purchaser shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Company and Purchaser irrevocably waives the right to trial by jury.

5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5 Notices. All notices required or permitted hereunder shall be made in accordance with Section 10.8 of the Merger Agreement.

5.6 Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and Purchaser. Any provision of the Notes may be amended or waived by the written consent of the Company and Purchaser.

5.7 Expenses. The Company and Purchaser shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein.

5.8 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to Purchaser, upon any breach or default of the Company under this Agreement or any Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by Purchaser of any breach or default under this Agreement, or any waiver by Purchaser of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to Purchaser, shall be cumulative and not alternative.

5.9 Entire Agreement. This Agreement, the Schedules hereto and the Exhibits hereto (including each of the Notes) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

5.10 Termination. This Agreement shall terminate and be of no further force or effect at such time as all Notes issued under this Agreement have been canceled or terminated in accordance with the terms of the Notes.

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IN WITNESS WHEREOF, the parties have executed this NOTE PURCHASE AGREEMENT as of the date first written above.

COMPANY:		PURCHASER:

MOLECULAR TEMPLATES, INC.		THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Eric E. Poma	By:	/s/ Harold E. Selick, Ph.D.
Name:	/s/ Eric E. Poma, Ph.D.	Name:	Harold E. Selick, Ph.D.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page to Note Purchase Agreement]

SCHEDULE OF NOTES

Loan Amount	Loan Date
$2,000,000	March 16, 2017

[Schedule of Notes]

EXHIBIT A

FORM OF PROMISSORY NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

PROMISSORY NOTE

$2,000,000	March 16, 2017

For value received MOLECULAR TEMPLATES, INC., a Delaware corporation (“Payor” or the “Company”) promises to pay to THRESHOLD PHARMACEUTICALS, INC. or its assigns (“Holder”) the principal sum of $2,000,000 with interest on the outstanding principal amount at the rate of 1% per annum. Interest shall commence with the date hereof (“Loan Date”) and shall continue on the outstanding principal until (a) paid in full or (b) this Note (as defined below) is canceled pursuant to Section 4 or Section 5. Interest shall be compounded annually based on a 360-day year.

1. This note (the “Note”) is issued as part of a series of similar notes (collectively, the “Notes”) to be issued pursuant to the terms of that certain Note Purchase Agreement (the “Agreement”), dated as of March 16, 2017 (the “Agreement Date”), to Holder. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in that certain Agreement and Plan of Merger and Reorganization, dated as of March 16, 2017 (the “Merger Agreement”), by and among Payor, Holder and Trojan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holder.

2. The entire outstanding principal balance of this Note and all unpaid accrued interest therein will be due and payable on the one year anniversary of the Agreement Date (the “Maturity Date”). All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

3. If, prior to the Maturity Date, the Merger Agreement is terminated (such date of termination, the “Merger Termination Date”), then upon the earlier to occur of: (a) the consummation of a Qualifying Financing (as defined below); (b) the occurrence of a Liquidity Event (as defined below) or (c) the four-month anniversary of the Merger Termination Date, then, immediately prior to the consummation of such Qualified Financing, upon the occurrence of a Liquidity Event, or upon the four-month anniversary of the Merger Termination Date, as applicable, an amount equal to the outstanding principal amount of this Note plus all accrued and unpaid interest then outstanding on this Note shall become due and payable, and Holder shall be entitled to receive such amount upon the consummation of the Qualified Financing, the occurrence of a Liquidity Event, or on the four-month anniversary of the Merger Termination Date, as applicable, and prior to payment to Payor or any other security holder of Payor (a “Mandatory Prepayment”).

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As used herein, “Qualified Financing” shall mean any equity, debt or hybrid financing by the Company with aggregate proceeds to the Company of at least $10,000,000.

As used herein, “Liquidity Event” shall mean either (a) any reorganization, consolidation, or merger of the Company pursuant to which the holders of the Company’s securities prior to such transaction beneficially own less than fifty percent (50%) of the outstanding voting securities of the surviving entity after the transaction; or (b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger, equity purchase or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company, or the Company and its subsidiaries taken as a whole, to any person or entity.

4. Notwithstanding Section 3 above, if the Merger Agreement is terminated, an amount equal to the outstanding principal amount of this Note plus all accrued and unpaid interest then outstanding on this Note shall be credited against any Mercury Termination Fee owed by Holder to Payor pursuant to Section 9.3(b) of the Merger Agreement and any amounts owed by Holder to Payor pursuant to Section 9.3(c) of the Merger Agreement.

5. Payor may prepay this Note (without premium or penalty) prior to the Maturity Date.

6. If there shall be any Event of Default (as defined below) hereunder, Payor shall promptly pay all reasonable and documented attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

7. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder of this Note and upon written notice to Payor (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or Section 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) Payor shall default in its performance of any covenant or shall breach any representation or warranty under the Agreement;

(c) Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

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8. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between Payor and Holder arising out of or relating to this Note: (a) each of Payor and Holder irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, neither Payor nor Holder shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of Payor and Holder irrevocably waives the right to trial by jury.

9. Any term of this Note may be amended or waived with the written consent of Payor and Holder.

10. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. This Note shall terminate (other than any provisions which specifically survive termination) and be canceled upon the payment in full in cash of all obligations owed under this Note, including the principal balance, all accrued interest therein and any fees and expenses (including in accordance with a Mandatory Prepayment pursuant to Section 3 hereof).

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IN WITNESS WHEREOF, Payor has caused this Promissory Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

MOLECULAR TEMPLATES, INC.

By:

Name:

Title:

Accepted and agreed:

THRESHOLD PHARMACEUTICALS, INC.

By:

Name:

Title:

[Signature Page to Promissory Note]